EXHIBIT 10.1

February, 2014

TVA Long-Term Retention Incentive Plan

I.    Purpose

The TVA Long-Term Retention Incentive Plan (“Plan”) is designed to (A) provide retention-based long-term incentives to eligible Tennessee Valley Authority ("TVA") officers and key managers to encourage them to remain with TVA and (B) provide a competitive level of total compensation. Awards granted under the Plan are intended to provide retention incentives to participants similar to the retention incentive provided by restricted stock or restricted stock units in publicly-traded companies.

The Plan, in combination with the Executive Long-Term Incentive Plan ("ELTIP"), enables TVA to provide a targeted level of total long-term compensation that is comprised of both (1) a variable, at-risk performance-based component and (2) a retention-based time-vested component. The retention-based portion of the mix to be awarded under this Plan will typically be targeted at 20 percent to 30 percent of each Participant’s total targeted long-term compensation. The other 70 percent to 80 percent of long-term compensation will be performance-based and delivered under the ELTIP.

II.    Eligibility

All TVA officers and key managers who have the ability to directly impact TVA’s long-term strategic objectives (each, an "Executive") are eligible to participate in the Plan. An Executive must be a participant in both TVA’s Executive Annual Incentive Plan ("EAIP") and in TVA’s ELTIP in order to be eligible to participate in the Plan (each, an "Eligible Employee").

III.    Participation

Participation in the Plan, as well as each Award (as defined in Section VII) granted under the Plan, is at the discretion of the TVA Board of Directors ("Board") or the President and Chief Executive Officer ("CEO"). The Board or the CEO shall select the Eligible Employees to participate in the Plan (each, a "Participant") and receive an Award during a year. An employee's eligibility and participation in one year does not guarantee eligibility for any subsequent year.

IV.    Grant Frequency

Awards shall be granted annually, during the second quarter of each fiscal year (typically in January) following an Annual Compensation Review (as described in Section V). In the event an individual becomes an Eligible Employee during a year or is promoted or transferred into a position that otherwise would have received an Award (including an increase in the Award amount), after Awards have been approved for that year, the Board or CEO shall be authorized to grant an Award (or an additional Award amount) to such newly eligible, promoted or transferred employee, as applicable. Unless the Board or the CEO determines it is not in the best interests of TVA, any Awards granted off-cycle shall be based on the same types of conditions and contingencies as contained in the Awards for similarly situated Participants which were most recently approved by the Board or CEO in accordance with Section III.

V.    Annual Compensation Review

Compensation for all officers and key managers will be reviewed annually. The review is intended to ensure that all officers and key managers receive a competitive level of compensation similar to that provided to individuals in comparable positions in TVA’s compensation peer group. This review will typically be conducted during the first quarter of each fiscal year.

VI.    Award Determination/Opportunity (Size)

Awards granted under the Plan are typically targeted at 20 percent to 30 percent of the total targeted long-term compensation for each Participant. Total targeted long-term compensation is based on competitive market data derived from published surveys, benchmark analysis, and proxy reviews for each position. The basis of the target long-term compensation for each position is a percentage of each Participant’s salary.

Actual Awards granted under the Plan, if any, are at the discretion of the Board or the CEO and are based on personal performance evaluation, talent assessment, retention risk, and other business considerations. Actual Awards are intended to range from -20 percent to +20 percent of the target award. The maximum Award granted to a participant shall not exceed 120 percent of the target award. In the event performance is determined to be unsatisfactory, no Award will be granted.

VII.    Award Grants - Rights and Payments

Awards shall be granted to Participants, and each "Award" represents the right of a Participant to receive a lump sum cash payment, subject to vesting, in the amount determined by the Board or CEO, as set forth above.

VIII.    Vesting of Awards

At the Grant Date, the Award will set forth a specified date ("Normal Vesting Date") on which the Award shall become fully vested. Typically, the period from the Grant Date through the Normal Vesting Date (the "Restriction Period") will be three years. For example, an Award granted on January 1, 2012 will have a Normal Vesting Date on December 31, 2014. However, in certain cases, the Restriction Period may be less than three years, but in no event shall the Restriction Period for any Award be less than two years (including any off-cycle grants). The Restriction Period is established at the time the Award is granted and must be approved by the Board or CEO. If a Participant has remained employed with TVA without interruption during the Restriction Period and the criteria specified for payment of the Award, if any, have been satisfied, the Award shall be 100% vested and paid to the Participant in accordance with Section IX below.

A.
Termination Prior to Normal Vesting Date. Except as otherwise determined by the Board or CEO or provided in subsections B, C or D below, if prior to the Normal Vesting Date, the Participant's employment with TVA terminates for any reason, the Award shall terminate and be completely forfeited on the date of such termination of the Participant's employment. Notwithstanding anything in this Section VIII to the contrary, if the Participant is terminated for "Cause" from TVA prior to payment pursuant to Section IX., the Award will immediately and automatically without any action on the part of the Participant or TVA, be forfeited by the Participant. For purposes of this Plan, termination “for cause” shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or (3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

B.
Death. If a Participant dies while employed and before the Normal Vesting Date for an Award, the Plan Administrator (as defined in Section X.A) shall waive the employment condition, and the Award shall be 100% vested on the date of the Participant’s death. The Award shall be paid to the Beneficiary (as defined below) in accordance with Section IX below. A Participant's "Beneficiary" means the Participant's surviving spouse, unless the Participant designates one or more persons or entities to be the Participant's Beneficiary. The Participant may make, change or revoke a Beneficiary designation at any time before his or her death without the consent of the Participant’s spouse or anyone the Participant previously named as a Beneficiary, and the Participant may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Plan Administrator and must be received by the Plan Administrator before the Participant’s death. If the Participant dies without a valid Beneficiary designation (as determined by the Plan Administrator) and has no surviving spouse, the Beneficiary shall be the Participant’s estate.

C.
Disability. If a Participant incurs a "Disability" (as defined in the rules and regulations of the TVA retirement system) while employed and before the Normal Vesting Date for an Award, the Plan Administrator shall waive the employment condition, and the Award shall be 100% vested on the date of the Participant's Disability. The Award shall be paid to such Participant in accordance with Section IX below.

D.
Involuntary Termination. If TVA involuntarily terminates the Participant's employment (other than for Cause, as described in Section VIII.A) prior to the Normal Vesting Date, the Plan Administrator shall waive the employment condition, and the Award shall be 100% vested on the date of such Participant's involuntary termination. The Award shall be paid to such Participant in accordance with Section IX below.

IX.    Payment of Awards

Each Award shall be paid in a lump sum as soon as practical following the earliest to occur of (the "Vesting Date"): (A) the Normal Vesting Date, (B) the Participant's death, (C) the Participant's Disability, or (D) the date of the Participant's involuntary termination from TVA; but in no event shall such payment be made later than March 15 of the calendar year following the Vesting Date. Each Award shall be paid in cash after deducting the amount of applicable Federal, state, and local withholding taxes of any kind required by law to be withheld by TVA. All Awards shall be payable out of TVA's general assets. Each Participant’s or each Beneficiary’s claim, if any, for the payment of an Award, shall not be superior to that of any general and unsecured creditor of TVA. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between TVA and any Participant, Beneficiary or any other person. If an error or omission is discovered in any of the determinations, the Plan Administrator shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

X.    Plan Administration

A.
Powers of the Committee. The Plan shall be administered by the Senior Vice President, Human Resources & Communications of TVA (the "Plan Administrator") unless otherwise delegated by the Board or CEO. Subject to the express provisions of this Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make factual determinations relating to, and correct mistakes in, Awards, and to take such other action in the administration and operation of this Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

1.	The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan.

2.
The Plan Administrator shall have the authority to prescribe the terms of any communications made under this Plan, and to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan.

3.
The Plan Administrator may (a) notify each Participant that he or she has been selected as a Participant and (b) obtain from each Participant such agreements and powers and designations of Beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan.

4.
To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to, authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

B.
Determinations by Plan Administrator. All decisions, determinations and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Plan Award, shall be final and binding on all Participants, Beneficiaries, heirs, assigns, or other persons holding or claiming rights under the Plan or any Award. The Plan Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of the Board, CEO or any other employee of TVA and such attorneys, consultants and accountants as it may select.

XI.    Amendment or Termination of the Plan

The Board, or its delegate, may at any time amend or terminate the Plan without the consent of any Participant, Beneficiary or other person; provided, that TVA and the Plan Administrator, after any such termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding Awards earned by Participants in accordance with terms of the Plan. No amendment or termination of the Plan may adversely affect, other than as specified in this Plan, any right acquired by any Participant or any Beneficiary under an Award granted before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested Awards shall be made to Participants and Beneficiaries in the manner and at the time described in Section IX, unless the Board, the Board’s delegate, or the CEO determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan.

XII.    Miscellaneous

A.
TVA Compensation Plan. Approvals regarding Awards granted under the Plan for each Participant, such as the target award opportunity and the amount of actual Awards, will be made in accordance with the TVA Compensation Plan and the delegations thereunder.

B.
Non-Transferability of Rights and Interests. Neither a Participant nor a Beneficiary may alienate, assign, transfer or otherwise encumber his rights and interests under this Plan; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void. In the event of a Participant’s death, the Plan Administrator shall authorize payment of any Award due a Participant under this Plan to the Participant’s Beneficiary.

C.
Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

D.
Limitation of Rights. Nothing in this Plan shall be construed to give any Employee any right to be selected as a Participant or to receive an Award or to be granted an Award other than as is provided in this document. Nothing in this Plan or any Award issued pursuant to the Plan shall be construed to limit in any way the right of TVA to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under this Plan, or give any right to a Participant to remain employed by TVA as an Executive or in any other particular position or capacity or at any particular rate of remuneration. During the lifetime of the Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any Award.

E.
Governing Law. TVA is a corporate agency and instrumentality of the United States, and this Plan shall be governed by and construed under Federal law. In the event Federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply. The Plan and payment of Awards are intended to be interpreted, operated, and administered in a manner consistent with the short-term deferral exemption from Section 409A of the Internal Revenue Code and official guidance thereunder.